EXHIBIT 10.1

ITT Inc.
Board of Directors
Annual Board of Directors Compensation

Annual Retainer (cash)	$100,000 (paid annually)

Committee Chair Annual Retainer
• Audit Committee	$15,000 (paid annually)
• Compensation Committee	$10,000 (paid annually)
• Governance and Nominating Committee	$10,000 (paid annually)

Non-Executive Chairman Annual Retainer	$125,000 (50% cash; 50% restricted stock units) (paid annually)

Expenses	Reimbursed for travel and director education.

Annual Equity Awards
Annual grant with a present value of $100,000 made on the date of the Annual Meeting of Shareholders (vests one business day prior to subsequent annual meeting). The award is in restricted stock units, valued at the fair market value of the underlying stock on the date of grant. This award may be deferred by prior election. Taxable event occurs on vesting date, unless grant is deferred. The number of shares is rounded up to the nearest share.

New Directors	All annual compensation is pro-rated for new directors.
Compensation is paid on the date of the Annual Shareholder Meeting (unless deferred by prior election).
Retainers earned may be paid, at the election of the Director, in cash or deferred cash. Non-Management Directors may irrevocably elect deferral into an interest-bearing account or an account that tracks an index of the Company’s stock.
All other terms of the Company’s non-employee Director compensation remain as disclosed in the Company’s proxy statement.
Effective as of May 11, 2016